Dear Shareholders,

Charlie's Holdings, Inc. is pleased to provide an update on the current state of the business and our corporate and capital markets strategies.

Over the past few months, we have made significant advances on the corporate, operational and regulatory sides of our business. We have been publicly traded for ten months, and recently the shares issued to investors in connection with the acquisition of Charlie’s Chalk Dust last April have been registered under the Securities Act of 1933.

Our Charlie’s Chalk Dust subsidiary engaged with Blackbriar Regulatory Services to direct the submission of our Premarket Tobacco Product Application (PMTA) by the May 12, 2020 deadline. On the CBD sales and marketing side, our customer re-order rates and monthly growth rates are strong and rising.

S-1 Registration Statement Declared Effective

On February 18, 2020, the Company’s Form S-1 Registration Statement was declared effective by the U.S. Securities and Exchange Commission (SEC). This is a major milestone for Charlie’s given the ever-changing regulatory environment surrounding the vape industry, and after going through several rounds of comments with the SEC staff. This significant accomplishment positions the Company to transition away from registering the securities issued in April of last year towards achieving our other capital market objectives and building shareholder value.

PMTA Update

Background

Per section 910 of the Federal Food, Drug, and Cosmetic Act (FDCA), all manufacturers of any newly deemed tobacco products (generally, meaning any tobacco product that was not commercially marketed in the United States as of February 15, 2007), including e-liquid derived from tobacco, must seek authorization approval to sell such products in the United States. In July, a U.S. District Court judge in Maryland issued an order requiring that manufacturers of newly deemed tobacco products submit premarket applications by May 12, 2020, including vape products, that were on the market as of August 8, 2016. Once submitted, the FDA has 180 days to review and respond to timely filed PMTA’s.

Partnered with Blackbriar Regulatory Services

As previously announced on January 21, 2020 (see below in recent press releases), Charlie's Chalk Dust engaged Blackbriar Regulatory Services (BRS), formally a division of, and now a sister company of, AVAIL Vapor, LLC, to assist in the preparation and submission of its PMTAs. The engagement of BRS, experts in the tobacco products regulatory space, demonstrates our commitment to the highest standards of regulatory compliance and commitment to meet FDA’s deadline.

Charlie’s Chalk Dust’s Premier Approach

Charlie’s Chalk Dust is taking the premier approach in going through the PMTA process. The Company’s team is the most robust and the content being analyzed is very thorough with a focused plan on hard science, perception and branding, clinical study and publishing of data.

Charlie’s PMTA team is made up of personnel with decades of experience filing PMA's (Pharmaceutical equivalent of a PMTA) and multiple contract research organizations who specialize in tobacco product analysis.

Many competitors are choosing not to file a PMTA or have elected to take a more “economical” approach. We believe these cheaper, quick-fix approaches are likely to be rejected by FDA sooner, rather than later, so time can go towards the approval of quality and compliant products that were submitted to the standards set out in the FDA guidance.

Due to the geopolitical landscape and the fact that it is an election year, it may be some time until there is final approval for a vapor product PMTA. However, Charlie’s Chalk Dust remains on schedule to submit multiple completed product PMTA's prior to the May 12 deadline.

Pachamama CBD Highlights

Our Pachamama Brand has recently re-focused on key account management to drive increased customer engagement, additional sales and distribution channels, and sales growth. Key performance indicator metrics have been improving with the Brand, currently in 1,500 unique accounts across the U.S., and seeing a current return customer rate of 25.81%.

Recent Press Releases

January 21, 2020 - Charlie’s Holdings Partners with Blackbriar Regulatory Services to Direct Submission of its Premarket Tobacco Product Application (PMTA)

Blackbriar Regulatory Services Ensures Charlie’s Holdings Maintains the Highest Quality Standards in the Vapor Industry

https://irdirect.net/prviewer/release/id/4205999

January 16, 2020 - Charlie’s Holdings Aligned with FDA Guidance in Vape Market

Recent FDA Guidance on Vape Regulation Supports Charlie’s Holdings Business Model

https://irdirect.net/prviewer/release/id/4202717

January 9, 2020 - Charlie’s Holdings Applauds Recent CDC Findings in Vape Market

Positive News from the CDC Confirms that Legal Nicotine-only E-liquid Vapes were not Involved in Recent Vape Crisis

https://irdirect.net/prviewer/release/id/4196310

Other Good News

A USA Today article published on February 20, 2020, stated that a well-known study claiming that vaping doubles the risk for heart attacks was recently retracted for being ‘unreliable.’ Here are the article highlights:

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The retracted study by researcher Stanton Glantz was paid for primarily by two federal grants.

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Questions were raised after another researcher concluded that the majority of the heart attacks happened before people vaped.

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Glantz's work is often used by anti-vaping advocates in and outside of government to argue for stricter regulations.

https://www.usatoday.com/story/news/health/2020/02/20/nyu-scientists-others-call-taxpayer-funded-ucsf-vaping-study-probe/4805323002/

I would like to acknowledge our dedicated employees, management team, Board of Directors, partners, customers and shareholders. We look forward to reaching many milestones and profitability in 2020.

Best Regards,

Brandon Stump

Chief Executive Officer